Exhibit 10.7

CREDIT SUISSE FIRST BOSTON INTERNATIONAL

One Cabot Square, London E14 4QJ	Telephone 020 7888 8888 www.csfb.com

Novation Confirmation

Date:	31 August 2005

To:	Cheniere Energy Inc.

To:	Cheniere LNG Holdings, LLC

From:	Credit Suisse First Boston International (“CSFBi”)

Re:	Novation Transaction

External ID: 9233025

Dear Sir/Madam:

The purpose of this letter is to confirm the terms and conditions of the Novation Transaction entered into between the parties and effective from the Novation Date specified below. This Novation Confirmation constitutes a “Confirmation” as referred to in the New Agreement specified below.

1. The definitions and provisions contained in the 2004 ISDA Novation Definitions (the “Definitions”) and the terms and provisions of the 2000 ISDA definitions (the “Product Definitions”), each as published by the International Swaps and Derivatives Association, Inc. and amended from time to time, are incorporated in this Novation Confirmation. In the event of any inconsistency between (i) the Definitions, (ii) the Product Definitions and/or (iii) the Novation Agreement and this Novation Confirmation, this Novation Confirmation with govern. In the event of any inconsistency between the Novation Confirmation and the New Confirmation, the New Confirmation will govern for the purpose of the New Transaction.

2. The terms of the Novation Transaction to which this Novation Confirmation relates are as follows:

Novation Trade Date:	31 August 2005

Novated Amount:	USD 588,000,000

Transferor:	Cheniere Energy Inc.

Transferee:	Cheniere LNG Holdings, LLC

Remaining Party:	Credit Suisse First Boston International

New Agreement (between Transferee and Remaining Party):	Section 1.11 of the Definitions shall apply save that an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency – Cross Border) subject to the laws of the State of New York shall be deemed to be incorporated for the purposes hereof

External ID: 9233025	1	Registered Office as above
A subsidiary of CREDIT SUISSE FIRST BOSTON		Registered with unlimited liability in England under No. 2500199
		Authorized and Regulated by the Financial Services Authority

CREDIT SUISSE FIRST BOSTON INTERNATIONAL

One Cabot Square, London E14 4QJ	Telephone 020 7888 8888 www.csfb.com

3. The terms of the Old Transaction to which this Novation Confirmation relates, for identification purposes, are as follows:

Trade Date of Old Transaction:	29 August 2005
Effective Date of Old Transaction:	28 September 2007
Termination Date of Old Transaction:	30 September 2008

4. The terms of the New Transaction to which this Novation Confirmation relates shall be as specified in the New Confirmation attached hereto as Exhibit A.

Full First Calculation Period:	Applicable

5. Miscellaneous Provisions:

Non-Reliance:	Applicable

6. Notice Details:

Telephone and/or Facsimile Numbers for Notices:

Transferee:	To be advised

Remaining Party:	To be advised

Credit Suisse First Boston International is authorized and regulated by the Financial Services Authority and has entered into this transaction as principal. The time at which the above transaction was executed will be notified to the parties on request.

External ID: 9233025	2	Registered Office as above
A subsidiary of CREDIT SUISSE FIRST BOSTON		Registered with unlimited liability in England under No. 2500199
		Authorized and Regulated by the Financial Services Authority

CREDIT SUISSE FIRST BOSTON INTERNATIONAL

One Cabot Square, London E14 4QJ	Telephone 020 7888 8888 www.csfb.com

The parties confirm their acceptance to be bound by this Novation Confirmation as of the Novation Date by executing a copy of this Novation Confirmation and returning it to us. The Transferor, by its execution of a copy of this Novation Confirmation, agrees to the terms of the Novation Confirmation as it relates to the Old Transaction. The Transferee, by its execution of a copy of this Novation Confirmation, agrees to the terms of the Novation Confirmation as it relates to the New Transaction.

Credit Suisse First Boston International		Cheniere Energy Inc.
By its Agent: Credit Suisse First Boston LLC

By:	/s/ CHRISTY GRANT	By:	/s/ DON A. TURKLESON
Name:	Christy Grant	Name:	Don A. Turkleson
Title:	Assistant Vice President Operations	Title:	CFO

Cheniere LNG Holdings, LLC

By:	/s/ DON A. TURKLESON
Name:	Don A. Turkleson
Title:	CEO

External ID: 9233025	3	Registered Office as above
A subsidiary of CREDIT SUISSE FIRST BOSTON		Registered with unlimited liability in England under No. 2500199
		Authorized and Regulated by the Financial Services Authority

CREDIT SUISSE FIRST BOSTON INTERNATIONAL

One Cabot Square, London E14 4QJ	Telephone 020 7888 8888 www.csfb.com

EXHIBIT A

CREDIT SUISSE FIRST BOSTON INTERNATIONAL

One Cabot Square, London E14 4QJ	Telephone 020 7888 8888 www.csfb.com

31 August 2005

Cheniere LNG Holdings, LLC

717 Texas Avenue

Suite 3100

Houston, Texas 77002

United States

External ID 9233025

Dear Sirs:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

1.	The definitions and provisions contained in the 2000 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc.) are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

If you and we are parties to the 1992 ISDA Master Agreement, (the “Agreement”), this Confirmation supplements, forms a part of, and is subject to such Agreement. If you and we are not yet parties to the Agreement, you and we agree to use our best efforts promptly to negotiate, execute, and deliver the Agreement, including our standard form of Schedule attached thereto and made a part thereof, with such modifications as you and we shall in good faith agree. Upon execution and delivery by you and us of the Agreement, this Confirmation shall supplement, form a part of, and be subject to such Agreement. Until you and we execute and deliver the Agreement, this Confirmation (together with all other Confirmations of Transactions previously entered into between us, notwithstanding anything to the contrary therein) shall supplement, form a part of, and be subject to the 1992 ISDA Master Agreement as if, on the Trade Date of the first such Transaction between us, you and we had executed that agreement (without any Schedule thereto) and had specified that the Automatic Early Termination provisions contained in Section 6(a) of such agreement would apply.

The Agreement and each Confirmation thereunder will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine and each party hereby submits to the Courts of the State of New York.

CSFBi and Counterparty each represents to the other that it has entered into this Transaction in reliance upon such tax, accounting, regulatory, legal, and financial advice as it deems necessary and not upon any view expressed by the other.

In this Confirmation, “CSFBi” means Credit Suisse First Boston International and “Counterparty” means Cheniere LNG Holdings, LLC

2.	The terms of the particular Swap Transaction to which this Confirmation relates are as follows:

Notional Amount:	USD 588,000,000; Subject to adjustment as per Amortization Schedule attached hereto.

Novation Trade Date:	31 August 2005

External ID: 9233025	Registered Office as above. Regulated by the Financial Services Authority
A subsidiary of CREDIT SUISSE FIRST BOSTON	CREDIT SUISSE FIRST BOSTON INTERNATIONAL is registered as unlimited in England under No. 2500199

Effective Date:	28 September 2007

Termination Date:	30 September 2008, subject to adjustment in accordance with the Modified Following Business Day Convention

Floating Amounts:

Floating Rate Payer:	CSFBi

Floating Rate Payer Payment Dates:	The last day of September, December, March and June, commencing on 31 December 2007 and ending on the Termination Date, inclusive, subject to adjustment in accordance with the Modified Following Business Day Convention

Floating Rate Option:	USD-LIBOR-BBA

Spread:	None

Designated Maturity:	3 months

Floating Rate Day Count Fraction:	Actual/360

Fixed Amounts:

Fixed Rate Payer:	Counterparty

Fixed Rate Payer Payment Dates:	The last day of September, December, March and June, commencing on 31 December 2007 and ending on the Termination Date, inclusive, subject to adjustment in accordance with the Modified Following Business Day Convention

Fixed Rate:	3.98%

Fixed Rate Day Count Fraction:	Actual/360

Compounding:	Inapplicable

Business Days:	New York and London

Calculation Agent:	CSFBi

3.	Other Provisions:

(a)	Credit Support Document:

For Counterparty, the “Collateral Documents,” as such term is defined in the Credit Agreement dated as of August 31, 2005, among Counterparty, the lenders party thereto, and Credit Suisse, Cayman Islands

External ID: 9233025	-2-

Branch, as administrative agent and collateral agent for such lenders, as it may be amended, restated or otherwise modified from time to time (as used herein, the “Credit Agreement”).

(b)	Credit Support Provider:

For Counterparty, each grantor of a pledge, security interest or other form of hypothecation under any of the Collateral Documents.

(c)	Additional Termination Event:

It shall constitute an Additional Termination Event if at any time the “Collateral,” as such term is defined in the Credit Agreement, fails to secure Counterparty’s obligations to CSFBi hereunder (or under any and all particular Transactions).

For the purpose of the foregoing, Counterparty shall be deemed to be the Affected Party.

(d)	Payments on Early Termination: For the purpose of Section 6(e) of the Agreement, the Second Method and Loss will apply.

(e)	Additional Representations and Obligations of Counterparty:

Counterparty represents and warrants to CSFBi and further covenants that, except for the Secured Credit Obligations (as defined in the Collateral Documents), its obligations hereunder (or under any and all particular Transactions) are or shall be secured pari passu in all respects and at all times with all of Counterparty’s senior secured obligations.

(f)	Set-Off:

Without affecting the provisions of this Confirmation requiring the calculation of certain net payment amounts, all payments under this Confirmation will be made without set-off or counterclaim; provided, however, that upon the designation or deemed designation of any Early Termination Date, in addition to and not in limitation of any other right or remedy (including any right to set-off, counterclaim, or otherwise withhold payment) under applicable law:

the Non-Defaulting Party or the party that is not the Affected Party (in either case, “X”) may, without prior notice to any person, set off any sum or obligation (whether or not arising under this Confirmation, whether matured or unmatured and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by the Defaulting Party or Affected Party (in either case, “Y”) to X or to any Affiliate of X, against any sum or obligation (whether or not arising under this Confirmation, whether matured or unmatured and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by X or any Affiliate of X to Y, and, for this purpose, may convert one currency into another. If any sum or obligation is unascertained, X may in good faith estimate that sum or obligation and set off in respect of that estimate, subject to X or Y, as the case may be, accounting to the other party when such sum or obligation is ascertained.

Nothing in this provision shall be effective or deemed to create any charge or other security interest.

4.	Account Details:

Payments to CSFBi:	As advised separately in writing

Payments to Counterparty:	As advised separately in writing

Credit Suisse First Boston International is authorized and regulated by The Financial Services Authority and has entered into this transaction as principal. The time at which the above transaction was executed will be notified to Counterparty on request.

External ID: 9233025	-3-

ADDITIONAL TERMS

Amortization Schedule

Calculated Period up to but excluding the Payment Date scheduled to occur on:	Notional Amount: (in USD)
December 31, 2007	588,000,000
March 31, 2008	586,500,000
June 30, 2008	585,000,000
September 30, 2008	583,500,000

External ID: 9233025	-4-